Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in accounting for noncontrolling interests, described in Note 2, as to which the date is May 15, 2009, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Merck & Co., Inc.’s Current Report on Form 8-K filed on May 20, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopersLLP

Florham Park, New Jersey

June 19, 2009